August 10, 2001

To MAXXAM Inc.:

We are aware that MAXXAM Inc. has incorporated by reference in its Registration
Statement No. 33-54479 its Form 10-Q for the quarter ended June 30, 2001, which includes our report dated August 10, 2001 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the
Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.  It should be noted
that we have not performed any procedures subsequent to August 10, 2001.

Very truly yours,

ARTHUR ANDERSEN LLP